Exhibit 23.4

22/5/2026

RUI HOLDINGS INC

Plot 2224, Block 6739, Al-Zanbaq Street,

King Abdullah Economic City,

Makkah Province, Saudi Arabia 23982

Attention: The Board of Directors

Re: Consent of SuhailPartners LLP

Dear Sirs and Madams,

We understand that RUI HOLDINGS INC (the “Company”) intends to file a registration statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its initial public offering (the “Proposed IPO”).

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your KSA counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

/s/ SuhailPartners LLP
SuhailPartners LLP